SMFStreicher Mobile Fueling, Inc.	Exhibit 99.1

800 West Cypress Creek Road, Suite 580
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Robert W. Beard
Vice President, Corporate Development and IRO
954-308-4200

STREICHER MOBILE FUELING, INC.
ANNOUNCES EXTENSION OF EXERCISE PERIOD FOR WARRANTS

Ft. Lauderdale, FL, December 6, 2005 - STREICHER MOBILE FUELING, INC. (NASDAQ: FUEL and FUELW) (the “Company”), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, utility, energy, chemical, manufacturing and government service industries today announced that, on December 6, 2005, its Board of Directors approved the extension of the exercise period for its Redeemable Common Share Purchase Warrants from their scheduled expiration date of December 11, 2005, to December 27, 2005. In addition, the Board of Directors lowered the exercise price of the Warrants to $3.50 per share beginning on Tuesday, December 13, 2005, and ending at 5:00 P.M. (Eastern Standard Time) on Tuesday, December 27, 2005, the final expiration date of the Warrants. The Board of Directors also resolved that there would be no further extension of the Warrants beyond the new December 27, 2005, expiration date.

Richard Gathright, President and Chief Executive Officer, commented, "The Company's Board of Directors believes that it is now appropriate for the Company to permit these Warrants, which were issued in 1996, to finally expire according to their terms. On the other hand, the Board of Directors determined that it was reasonable and appropriate and in the best interest of the Company and all its shareholders that this final extension until December 27, 2005, accompanied by a reduction in the warrant exercise price to $3.50, be declared at this time."

Holders of the Company's Redeemable Warrants who wish to exercise their Warrants during the extension period ending on December 27, 2005, can do so by tendering their warrant certificates, along with payment of the exercise price, to the Company's transfer agent, American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038, Phone: (718-921-8209) and Fax (718-331-1852). Holders of Redeemable Warrants with questions concerning the exercise procedures should contact Louise P. Lungaro, Director of Corporate Services, at Streicher Mobile Fueling, Inc., 800 W. Cypress Creek Road, Suite 580, Ft. Lauderdale, FL 33309, Phone: (954-308-4200) and Fax (954-308-4215).

About Streicher Mobile Fueling, Inc.

The Company provides commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants; integrated out-sourced fuel management; transportation logistics and emergency response services. Our fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles deliver diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distribute a wide variety of specialized petroleum products, lubricants and chemicals to refineries, manufacturers and other industrial customers. In addition, our fleet of special duty tractor-trailer units provides heavy and ultra-heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. The Company conducts operations from 27 locations serving metropolitan markets in California, Florida, Georgia, Maryland, North Carolina, Pennsylvania, Tennessee, Texas, Virginia and Washington, D.C. More information on the Company is available at www.mobilefueling.com.